Filed Pursuant to Rule 433
Registration Statement No. 333-156147
May 24, 2011

$230,000,000
Endurance Specialty Holdings Ltd.
7.50% Non-Cumulative Preferred Shares, Series B

Issuer:	Endurance Specialty Holdings Ltd. (“ENH”)

Securities:	7.50% Non-Cumulative Preferred Shares, Series B

Format:	SEC Registered

Size:	$200,000,000; 8,000,000 shares; $25 liquidation preference per share

Overallotment Option:	$30,000,000; 1,200,000 shares; $25 liquidation preference per share (overallotment option exercised in full)

Ratings / Outlook*:	Baa3 / Stable (Moody’s); BBB- / Stable (S&P)

Trade Date:	May 24, 2011

Settlement Date:	June 1, 2011 (T + 5)

Maturity Date:	Perpetual

Dividend:	7.50%

Dividend Payments:	Non-Cumulative

Payment Dates:	Dividends, if declared, will be paid quarterly on March 15, June 15, September 15 and December 15, of each year, commencing on September 15, 2011

Day Count Convention:	30/360

Underwriting Discounts and Commissions:	$0.7875 per Security for Retail Orders; 5,418,000 shares total; and $0.5000 per Security for Institutional Orders; 3,782,000 shares total

Price to Public:	$25

Price to Issuer**:	$24.33

Payment Business Days:	New York

Payment Convention:	Following; unadjusted

Optional Redemption:	The Securities are not redeemable prior to June 1, 2016 (the “Initial Call Date”), except in specified circumstances relating to certain tax or corporate events. On and after the
Initial Call Date, the Securities will be redeemable at the issuer’s option, in whole or in part on any Payment Date, at a redemption price equal to the liquidation preference per
Security, plus any declared and unpaid dividends.

CUSIP; ISIN:	G30397304; BMG303973041

Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc.; BNY Mellon Capital Markets, LLC; Credit Suisse Securities (USA) LLC; Deutsche Bank Securities Inc.; Goldman, Sachs & Co.; HSBC Securities (USA) Inc.; ING Financial Markets LLC; J.P. Morgan Securities LLC; Lloyds Securities Inc.; RBS Securities Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	The price to issuer is based on an average weighted underwriting discount for retail and institutional orders.
The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, preliminary prospectus supplement and any relevant free writing prospectus for complete details. You preliminary may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC by calling toll-free at 1-800-326-5897.
This communication should be read in conjunction with the preliminary prospectus supplement dated May 24, 2011 and the accompanying prospectus. The information in this communication supersedes the information in the relevant preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with this information in such preliminary prospectus supplement and the accompanying prospectus.